EXHIBIT 15.1

Washington Trust Bancorp, Inc.
Letter regarding unaudited interim financial information

To the Board of Directors and Shareholders of
Washington Trust Bancorp, Inc.:

Re: Registration Statements on Form S-8
File No. 333-107141, 333-72277, 333-48315, 333-13167, and 033-23048

Registration Statements on Form S-3
File No. 333-13821, 033-28065, and 333-42502

With respect to the subject Registration Statements, we acknowledge our awareness of the use therein of our report dated August 3, 2007 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), such report is not considered a part of a registration statement prepared or certified by an independent registered public accounting firm or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Providence, Rhode Island
August 3, 2007